INTERTAPE POLYMER GROUP INC.

MANAGEMENT PROXY CIRCULAR

IN CONNECTION WITH

THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON

JUNE 14, 2006

intertape polymer group™

MANAGEMENT PROXY CIRCULAR

Solicitation of Proxies

This Management Proxy Circular (this "Circular"), which is being mailed to shareholders on or about May 17, 2006, is furnished in connection with the solicitation by the management of Intertape Polymer Group Inc. (the "Corporation") of proxies to be used at the Annual and Special Meeting of Shareholders of the Corporation (the "Meeting") to be held on June 14, 2006 at the time and place and for the purposes set forth in the accompanying notice of Annual and Special Meeting of Shareholders, or any adjournment thereof. The solicitation will be primarily by mail but may also be made by telephone or other means of telecommunication by regular employees of the Corporation at nominal cost. The cost of the solicitation will be borne by the Corporation.

All dollar amounts set forth in this Circular are in U.S. dollars, except as otherwise indicated.

Appointment of Proxyholders and Revocation of Proxies

A shareholder may appoint as proxyholder a person other than the directors of the Corporation named in the accompanying form of proxy to attend and vote at the Meeting in his stead, and may do so by inserting the name of such other person, who need not be a shareholder, in the blank space provided in the form of proxy or by completing another proper form of proxy.

In order for proxies to be recognized at the Meeting, the completed forms of proxy must be received at the office of the Corporation's Canadian transfer agent, CIBC Mellon Trust Company, 2001 University Street, 16th Floor, Montreal, Québec H2L 3A6, not less than 48 hours prior to the Meeting.

A shareholder, or his attorney authorized in writing, who executed a form of proxy may revoke it in any manner permitted by law, including the depositing of an instrument of revocation in writing at the principal place of business of the Corporation, 9999 Cavendish Blvd., Suite 200, Ville St. Laurent, Québec H4M 2X5, at any time up to and including the last business day preceding the day of the Meeting or an adjournment thereof or with the Chairman of the Meeting on the day of the Meeting or an adjournment thereof but prior to the use of the proxy at the Meeting.

Non-Registered Holders

The information set forth in this section is important to the many shareholders who do not hold their common shares of the Corporation in their own names (the "Non-Registered Holders"). Non-Registered Holders should note that only proxies deposited by shareholders whose names appear on the records of the Corporation as the registered holders of shares can be recognized and acted upon at the Meeting. However, in many cases, common shares of the Corporation beneficially owned by a Non-Registered Holder are registered either:

(a)

in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the common shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(b)

in the name of a clearing agency (such as The Canadian Depository for Securities Limited or "CSD") of which the Intermediary is a participant.

In accordance with the requirements of National Instrument Policy 54-101 of the Canadian Securities Administrators, the Corporation has distributed copies of the Notice of Meeting, this Circular, the form of proxy and the 2005 Annual Report including management's discussion and analysis (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive the Meeting Materials will either:

(a)

be given a proxy which is signed by the Intermediary (typically by a facsimile, stamped signature) and already sets forth the number of common shares beneficially owned by the Non-Registered Holder but which is otherwise uncomplete. This form of proxy need not be signed by the Non-Registered Holder. The Non-Registered Holder who wishes to submit a proxy should properly complete the form of proxy and deposit it with CIBC Mellon Trust Company as described above;

(b)

more typically, be given a voting instruction form which must be completed and signed by the Non-Registered Holder in accordance with the directions on the CIBC Mellon Trust Company voting instruction form.

The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications Corporation ("ADP" formerly IICC). ADP typically mails a proxy form to the Non-Registered Holders and asks Non-Registered Holders to return the proxy form to ADP (the ADP form also allows completion of the voting instructions form by telephone or online.) ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at a shareholders' meeting. A Non-Registered Holder receiving a proxy form from ADP cannot use that proxy to vote shares directly at the Meeting. The proxy must be returned to ADP well in advance of the Meeting in order to have the shares voted.

Shares held by brokers or their agents or nominees can be voted for or against resolutions only upon the instructions of the Non-Registered Holder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker's clients. The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the common shares they beneficially own.

Should a Non-Registered Holder who receives either a proxy or a voting instruction form wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the proxy and insert the Non-Registered Holder's (or such other person's) name in the blank space provided, or, in the case of a voting instruction form, follow the corresponding directions on the form. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies and ensure that instructions respecting the voting of their shares are communicated to the appropriate person.

Exercise of Discretion by Proxyholders

The persons whose names are printed on the accompanying form of proxy will, on a show of hands or any ballot that may be called for, vote or withhold from voting the shares in respect of which they are appointed in accordance with the direction of the shareholder appointing them. If no choice is specified by the shareholder, the shares will be voted for the election of the nominees for directors set forth in this Circular under the heading "Election of Directors", for the appointment of the auditors set forth in this Circular under the heading "Appointment and Remuneration of Auditors", for the approval of the amendments to the Corporation’s Shareholder Protection Rights Plan set forth in this Circular under the heading "Amendments to the Corporation’s Shareholder Protection Rights Plan Agreement", and for the approval of the amendment to the Corporation’s Articles of Amalgamation set forth in this Circular under the heading "Amendments to the Corporation’s Articles of Amalgamation".

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the notice of the Meeting and to other matters which may properly come before the Meeting. As at the date hereof, management knows of no such amendment, variation or other matters to come before the Meeting. If any matters which are not now known should properly come before the Meeting, the persons named in the form of proxy will vote on such matters in accordance with their best judgment.

Shareholder Proposals for the 2007 Annual Meeting

Shareholder proposals intended to be presented at the Corporation's 2007 annual meeting of shareholders must be submitted for inclusion in the Corporation's proxy materials prior to March 1, 2007.

Voting Shares and Principal Holders Thereof

As at May 5, 2006, the Corporation had 40,985,440 common shares outstanding, being the only class of shares entitled to be voted at the Meeting. Each holder of such shares is entitled to one vote for each share registered in his name as at the close of business on May 5, 2006, being the date fixed by the Board of Directors of the Corporation ("Board of Directors" or "Board") for the determination of the registered holders of such shares who are entitled to receive the Notice of Annual and Special Meeting of Shareholders enclosed herewith and to vote shares at the Meeting (the "Record Date"). The Corporation shall prepare, no later than ten days after the Record Date, an alphabetical list of shareholders entitled to vote as of the Record Date. This list of shareholders will be available for inspection during usual business hours at the registered office of the Corporation and at the Meeting.

Based on public filings made by the persons mentioned in this paragraph, as of December 31, 2005, Letko, Brosseau & Ass. Inc. beneficially owned 19.06% of the Corporation's common shares, Wells Fargo & Company beneficially owned 15.5% of the Corporation's common shares, Wells Capital Management Incorporated beneficially owned 12.83% of the Corporation's common shares and Wells Fargo Funds Management LLC beneficially owned 9.52% of the Corporation's common shares; the foregoing persons being the only persons that, to the knowledge of the directors and officers of the Corporation, beneficially own or exercise control or direction over shares carrying approximately ten percent or more of the voting rights attached to all shares of the Corporation.

Election of Directors

The Articles of the Corporation stipulate that the Board of Directors shall consist of a minimum of one and a maximum of eleven directors. The entire Board of Directors currently consists of eight members all of whom were members of the Board prior to the last annual shareholders' meeting held on May 25, 2005, with the exception of John E. Richardson and Jorge N. Quintas, both of whom were elected to the board at such meeting. Following the announcement of his retirement as Chairman of the Board and Chief Executive Officer of the Corporation, Melbourne F. Yull will not be standing for re-election as a director of the Corporation. Additionally, Jorge N. Quintas will not stand for re-election as a director of the Corporation. The Nominating and Corporate Governance Committee of the Corporation has recommended that Mr. H. Dale McSween, whose biographical information is set out below, be nominated for election to the Board, and management of the Corporation, has agreed to act on such recommendation. The following sets out information regarding each of the seven persons proposed by management as nominees for election as directors to hold office until the next succeeding annual meeting of shareholders of the Corporation or until their successors are elected or appointed.

				As at May 5, 2006 Control or Direction of the Corporation is Exercised by Means of (1)

Name	Age	Position or office with Corporation	Director Since	Common Shares	Options to Purchase Shares
Michael L. Richards (2)(4)	67	Director	December 22, 1989 (5)	77,600	46,000
Ben J. Davenport, Jr. (2) (4)	63	Director	June 8, 1994	19,000	46,000
L. Robbie Shaw (2)(3) (4)	64	Director	June 8, 1994	12,000	46,000
Gordon R. Cunningham (2)(3)(4)	61	Director	May 21, 1998	14,500	44,000
Thomas E. Costello (3) (4)	66	Lead Director	November 22, 2002	4,000	32,500
John E. Richardson (3) (4)	72	Director	May 25, 2005	2,000	12,500
H. Dale McSween(6)	57	President, Engineered Coated Products Division	Nominee for election as a director	40,120	320,165
				169,220	547,165

(1) This information, not being within the knowledge of the Corporation, was furnished by the respective nominees individually.

(2) Member of Compensation Committee.
(3) Member of Audit Committee.

(4) Member of Nominating & Governance Committee.
(5) Director of the predecessor company since 1981.

(6) Due to the retirement of Mr. Yull, H. Dale McSween will act as the Corporation's interim Chief Executive Officer.

Michael L. Richards, a resident of Westmount, Quebec, is a senior partner in the law firm Stikeman Elliott LLP, Montreal, Québec. He is also a director of Novamerican Steel Inc, a public company in the U.S. whose securities are listed on the NasdaqNM.

Ben J. Davenport, Jr., a resident of Chatham, Virginia, is the Chief Executive Officer of Chatham Oil Company, a distributor of oil, gasoline and propane. He also serves as Chairman and Chief Executive Officer of First Piedmont Corporation, a waste hauling business.

L. Robbie Shaw, a resident of Halifax, Nova Scotia, is the President of the IWR Health Centre Foundation. Prior to the acquisition of Meloche Monnex Inc. by TD Bank in 2003, Mr. Shaw was the Chair of its Audit Committee. He has also served as the Vice President, Finance and Administration of Dalhousie University, as the Operating Head of the Canadian Business Unit of National Sea Products, and he is the former Vice-President of Nova Scotia Community College and currently acts as a consultant for the College.

Gordon R. Cunningham, a resident of Toronto, Ontario, is President of Cumberland Private Wealth Management Corp., a discretionary investment management firm, and he is a trustee of Allied Properties Real Estate Investment Trust (and a member of their governance and compensation committee) whose units are listed on the TSX. Previously, Mr. Cunningham served as the President and Chief Executive Officer of London Life Insurance Canada, one of Canada's largest life insurers.

Thomas E. Costello, the Corporation's lead director, is a resident of Longboat Key, Florida and was, from 1992-2003, the Senior Vice-President of International Paper Company and, from 1991 to 2002, the Chief Executive Officer of its wholly-owned subsidiary, xpedx. Mr. Costello is also a director of Eagle Hospitality Properties Trust, Inc., a public company in the U.S. whose securities are listed on the NYSE, and a director of Cadmus Communications Corporation, a public company in the U.S. whose securities are listed on the NasdaqNM.

John E. Richardson, a resident of Toronto, Ontario, is currently the Chairman of the Ontario Pension Board, a director of Research in Motion Limited (and their audit committee financial expert), a public company in the U.S. and Canada whose securities are listed on the TSX and on the NasdaqNM, a trustee of Resolve Business Outsourcing Income Fund (and chairman of their audit committee) whose units are listed on the TSX, and a trustee of Armtec Infrastructure Income Fund (and a member of their audit committee) whose units are listed on the TSX.

H. Dale McSween, a resident of Sarasota County, Florida, has been an employee of the Corporation since 1982 and has held several executive positions with the Corporation since such time. Mr. McSween is currently the President of the Corporation's Engineered Coated Products Division and the Corporation's interim CEO.

If any of the above nominees is for any reason unavailable to serve as a director, proxies in favour of management will be voted for another nominee in the discretion of the persons named in the form of proxy unless the shareholder has specified in the proxy that his shares are to be withheld from voting on the election of directors. The Board of Directors recommends a vote in favour of each of the nominees.

Executive Compensation

Summary Compensation Table

The following table sets forth all compensation paid in respect of the individuals who were, at December 31, 2005, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers of the Corporation (the "named executive officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards Securities Under
Name and Principal Position	Year	Salary (in U.S$)	Bonus (in U.S $)	Other Annual Compensation (in U.S $)(1)	Options Granted As At FY-End (#)
M.F. Yull Chairman of the Board and Chief Executive Officer(2)	2005 2004 2003	554,427 508,832 490,346	280,316 264,975 30,000	12,050 10,175 35,645	1,079,000 979,000 879,000

H.D. McSween President, Engineered Coated Products Division(3)	2005 2004 2003	343,245 329,932 309,197	133,141 171,002 15,000	4,418 1,964 12,683	320,165 320,165 280,165

A.M. Archibald Chief Financial Officer and Secretary	2005 2004 2003	283,810 275,983 268,400	139,250 148,960 12,500	4,675 2,668 2,240	309,543 279,543 239,543

G.A. Yull President, Distribution Products	2005 2004 2003	264,132 240,780 224,000	121,456 125,000 10,000	2,823 527 9,396	255,000 255,000 185,000

M..J. Dougherty(4) Former President, Consumer Products	2005 2004 2003	265,985 232,614 ─	103,600 Nil ─	54,161 485 ─	50,000 50,000 ─

(1)

The amounts in this column relate primarily to taxable benefits on employee loans, to the Corporation’s contributions to the pension plan and to expenses incurred by the Corporation in connection with automobiles that it puts at the disposal of certain of the named executive officers.

(2)

On May 1, 2006, it was announced that Mr. Yull will retire as Chief Executive Officer and Chairman of the Board of the Corporation at the Meeting.

(3)

Due to the retirement of Mr. Yull, H. Dale McSween will act as the Corporation's interim Chief Executive Officer.

(4)

 Resigned on February 10, 2006.

The aggregate compensation for all executive officers and directors of the Corporation who are not "named executive officers" for the fiscal year ended December 31, 2005 was U.S.$1,713,226.

Executive Stock Option Plan

In 1992, the Corporation established its ongoing Executive Stock Option Plan (the "Plan") in respect of the common shares of the Corporation, which has been amended from time to time. The Plan is administered by the Board of Directors. The shares offered under the Plan are common shares of the Corporation.

The purpose of the Plan is to promote a proprietary interest in the Corporation among the executives, the key employees and the non-management directors of the Corporation and its subsidiaries, in order to both encourage such persons to further the development of the Corporation and to assist the Corporation in attracting and retaining key personnel necessary for the Corporation’s long term success. The Board of Directors designates from time to time from the eligible executives those executives to whom options are to be granted and determines the number of shares covered by such options. Generally, participation in the Plan is limited to persons holding positions that can have an impact on the Corporation's long-term results.

The number of common shares to which the options relate are determined by taking into account, inter alia, the market price of the common shares and each optionee's base salary. The exercise price payable for each common share covered by an option is determined by the Board of Directors but will not be less than the market value of the underlying common shares on the day preceding the effective date of the grant. The Plan provides that options issued thereunder shall vest at the rate of 25% per year, beginning, in the case of options granted to employees, on the first anniversary date of the grant and, in the case of options granted to non-management directors, on the date of the grant. The maximum number of common shares that may be issued under the Plan is 4,094,538. As at December 31, 2005, there were a total of 3,919,251 outstanding options issued under the Plan, each of such options which, if or when vested, will be exercisable for one common share of the Corporation, and the weighted-average exercise price of such outstanding options equaled U.S.$8.61. As at December 31, 2005, 152,787 more options remained available for issue under the Plan.

The following table sets forth each grant of options to the named executive officers under the Plan during the financial year ended December 31, 2005.

OPTION GRANTS DURING THE FINANCIAL YEAR ENDED DECEMBER 31, 2005

Name	Securities Under Options Granted (#)	% Of The Total Number Of Options That Were Granted To Employees During The Financial Year Ended Dec. 31, 2005	Exercise Price (U.S.$/ Common Share)	Market Value Of The Common Shares On the Date Of Grant (U.S.$/ Common Share)	Expiration Date
M.F. Yull	100,000 100,000	21.8% 21.8%	7.84 9.10	7.84 9.10	January 28, 2011 June 10, 2011
H.D. McSween	10,000 12,492	2.2% 2.7%	7.84 9.10	7.84 9.10	January 28, 2011 June 10, 2011
A.M. Archibald	40,000 11,086	8.7% 2.4%	7.84 9.10	7.84 9.10	January 28, 2011 June 10, 2011
G.A. Yull	5,000	1.1%	7.84	7.84	January 28, 2011
M..J. Dougherty	0	n/a	n/a	n/a	n/a

The following table sets forth details regarding the exercise of options by named executive officers in 2005.

AGGREGATED OPTION EXERCISES DURING THE FINANCIAL YEAR ENDED
DECEMBER 31, 2005 AND FINANCIAL YEAR-END OPTION VALUES

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised Options at FY-End (U.S.$) Exercisable/Unexercisable
M.F. Yull	0	0	686,250/392,750(1)	242,505/343,415
H.D. McSween	0	0	217,673/102,492	222,590/135,025
A.M. Archibald	0	0	188,707/120,836	208,985/159,545
G.A. Yull	0	0	168,750/86,250	102,825/111,100
M..J. Dougherty	0	0	12,500/37,500(2)	10,063/30,187

(1)

Upon Mr. Yull’s retirement, there will be an accelerated vesting of all of his stock options.

(2)

In connection with Mr. Dougherty’s resignation, he received U.S$25,000 from the Corporation in consideration for the immediate cancellation of all stock options that had been granted to him under the Plan.

Pension and Post-Retirement Benefit Plans

The Corporation has several defined contribution plans and defined benefit plans for substantially all its employees in both Canada and the United States. These plans are generally contributory in Canada and non-contributory in the United States.

Total cash payments

Total Cash payments for employee future benefits for 2005, consisting of cash contributed by the Corporation to its funded pension plans, cash payment directly to beneficiaries for its unfunded other benefit plans, cash contributed to its defined contribution plans and cash contributed to its multi-employer defined benefit plan were U.S.$4.2 million (U.S.$4.1 million in 2004 and U.S.$5.6 million in 2003).

Defined contribution plans

In the United States, the Corporation maintains a saving retirement plan (401[k] Plan) for the benefit of certain employees who have been employed for at least 90 days. Contribution to this plan is at the discretion of the Corporation.

The Corporation contributes as well to multi-employer plans for employees covered by collective bargaining agreements.

In Canada, the Corporation maintains defined contribution pension plans for its salaried employees. The Corporation contributes to the plan amounts equal to 4% of each participant's eligible salary.

The Corporation has expensed U.S.$2.1 million for these plans for the year ended December 31, 2005 (U.S.$0.9 million and U.S.$2.4 million in 2004 and 2003, respectively).

Defined benefits plans

The Corporation has, in the United States, two defined benefit pension plans (hourly and salaried). Benefits for employees are based on compensation and years of service for salaried employees and fixed benefit per month for each year of service for hourly employees.

In Canada, certain non-union hourly employees of the Corporation are covered by a pension plan which provides a fixed benefit of U.S.$17.15 (U.S.$14.60 and U.S.$12.81 in 2004 and 2003, respectively) per month for each year of service. In addition, the Corporation maintains two defined benefit plans, which provide for a fixed benefit ranging from 50% to 110% of the employee contributions, depending on the participation start date.

In the United States, the Corporation provides group health care and life insurance benefit to certain retirees.

In Canada, the Corporation provides group health care, dental and life insurance benefits for eligible retired employees.

The Corporation acquired Flexia Corporation and Fib-Pak Industries Inc. in October 2005, including their pension and post-retirement benefits plans. As a result, the Corporation accounted for U.S.$9.8 million and U.S.$8.4 million of accrued benefit obligations and plans assets related to two pension plans and U.S.$2.0 million of accrued benefit obligations related to the post-retirement benefit plans.

In 2005, the Corporation entered into a defined benefit retirement agreement with H.D. McSween whereby the Corporation agreed to fund a U.S.$150,000 per year pension (at age 65) for Mr. McSween with a 50% survivor benefit (or, in the case of death prior to age 65, a survivor benefit of 100% of base salary for one year, and 50% of base salary for each of the following four years).

The Corporation's pension arrangements with M.F. Yull following his retirement are described in the following section of this Circular. Further details regarding the Corporation's pension and post-retirement benefit plans are provided in the notes to the Corporation's annual financial statements.

Executive Employment Contracts and Termination of Employment of Executives

On May 1, 2006, the Corporation announced that Melbourne F. Yull, founder, CEO and Chairman of the Board of Directors will be retiring following the Meeting. In connection with Mr. Yull’s retirement, the Corporation will record an expense in the second quarter of 2006 of approximately U.S.$5.5 million. The Corporation will also record non-cash stock-based compensation expense of approximately U.S.$1.5 million in recognition of the vesting of all of the stock options held by Mr. Yull upon his retirement. Finally, the Corporation is reviewing the appropriate amount to be recorded for Mr. Yull’s pension benefit obligation, which could be in the range of U.S.$2.0 million.

The Corporation entered into agreements as of January 2001 with each of Messrs. A.M. Archibald, W.A. Barnes, J.B. Carpenter, B.H. Hildreth, J.A. Jackson, G.C. Jones, H.D. McSween, S. Nelson, E. Nugent, K.R. Rogers, D.R. Yull and G.A. Yull, and, as of January 2004 with V. DiTommaso and, as of October 2004, with Kevin Jewell, Mike Young, Doug Nalette, Roy Van Essendelft and Shane Betts. These agreements provide that if, within a period of six months after a change in control of the Corporation, (a) the executive voluntarily terminates his employment with the Corporation, or (b) the Corporation terminates the executive’s employment without cause, such executive will be entitled to a lump sum in the case of his resignation or an indemnity in lieu of notice in a lump sum in the case of his termination, equal to 12 to 24 months of such executive’s remuneration at the effective date of such resignation or termination, depending on his seniority.

In addition, all options for the acquisition of common shares of the Corporation previously granted to such executive shall become immediately vested and exercisable. Furthermore, these agreements also provide that if during the term of the executive’s employment a bona fide offer is made to all shareholders of the Corporation which, if accepted, would result in a change of control of the Corporation, then, subject to any applicable law, all of the executive’s options which have not yet become vested and exercisable shall become vested and exercisable immediately. Upon expiry of such bona fide offer, if it does not result in a change of control of the Corporation, all of the executive’s unexercised options which were not vested prior to such offer, shall immediately revert to their unvested status and to their former provisions with respect to the time of their vesting.

Composition of the Compensation Committee and Report on Executive Compensation

The Compensation Committee is appointed by the Board of Directors and is currently composed of four directors, being Ben J. Davenport, Jr., Michael L. Richards, L. Robbie Shaw and Gordon R. Cunningham, none of whom are or have been at any previous time an employee of the Corporation or any of its subsidiaries. The Compensation Committee met 8 times during the period from January 1, 2005 to December 31, 2005. Following the Meeting, Michael L. Richards will not be re-appointed to the Compensation Committee in as much as he is deemed to be a non-independent director.

The Committee administers the Corporation’s compensation program in accordance with the mandate set out in the Committee’s charter, which has been adopted by the Board of Directors. Part of the mandate is to evaluate and recommend to the Board compensation policies and programs for the Corporation’s directors, executive officers and senior management, including option grants under the Corporation’s Executive Stock Option Plan described above. The Committee has the authority to retain compensation consultants to assist in the evaluation of director, chief executive officer or senior executive compensation. As disclosed in more detail in this Circular under the heading "Statement of Corporate Governance Practices of the Corporation – Compensation", during 2005, the Corporation retained Aon Consulting whose mandate was to review all components of the Corporation’s compensation for its senior management.

Three primary components comprise the Corporation’s compensation program: basic salary, annual bonuses based on performance and long-term stock options. Each element of compensation fulfils a different role in the attraction, retention and motivation of qualified executives and employees with the expertise and skills required in the business of the Corporation, who can effectively contribute to the long-term success and objectives of the Corporation. The annual bonus program is both formula based, measured against pre-determined performance targets, and discretionary. Stock options are granted to executives and key employees periodically by the Board of Directors based on the recommendations of the Committee. The amount and terms of outstanding options are taken into account when determining whether and how many new options will be granted. The options vest at a rate of 25% per year, beginning, in the case of options granted to employees, on the first anniversary date of the grant and, in the case of options granted to non-management directors, on the date of the grant. The options have no resulting value if the stock market price of the Corporation’s shares does not appreciate.

The Committee annually reviews the compensation levels for the CEO and other executive officers and certain members of senior management. The Committee also reviews information it receives from the Corporation’s CEO as well as from external compensation consultants. It uses this information to determine and approve such changes to the general compensation levels that it considers appropriate. In addition, on the recommendation of the CEO, the Committee approves and recommends to the Board of Directors discretionary cash bonuses, annual bonuses and stock option awards for executive officers and senior management. In arriving at its decisions, the Committee reviews industry comparisons for similar sized companies and for other companies in the packaging materials sector.

The Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and recommends to the Board the CEO’s compensation level based on this evaluation. The Committee considers the Corporation’s performance and relative shareholder return and the awards given to the CEO in past years in determining the long-term component of his compensation. Based on these recommendations, the Board fixes the CEO’s compensation. The CEO does not participate in the Committee’s or the Board’s deliberations concerning his compensation. As a consequence of the announcement of Mr. Yull’s retirement, the Corporation has retained a professional executive search firm to identify and assess both internal and external qualified candidates to serve as the Corporation’s successor CEO.

Directors who are not officers or employees of the Corporation receive both cash compensation and options based on the recommendations of the Committee following its review of compensation arrangements for directors of public companies with comparable market capitalization.

The above report has been submitted to and approved by the current members of the Committee, being Ben J. Davenport, Jr., Michael L. Richards, L. Robbie Shaw and Gordon R. Cunningham.

Compensation of Directors

In 2005, directors of the Corporation, who were not officers of the Corporation, received an annual fee of U.S.$19,000 for their services as directors and a fee of U.S.$1,000 for each board meeting attended (U.S.$500 for telephone meetings). Furthermore, a total of 68,500 options to purchase common shares of the Corporation were granted to directors of the Corporation who were not officers of the Corporation. These options were granted at a weighted-average exercise price of U.S.$7.89.

Minimum Stock Ownership Requirements for Directors and Officers

Upon recommendations made by the Corporation's Compensation Committee, in the first quarter of 2004, the Board of Directors passed resolutions implementing a policy whereby the officers and directors of the Corporation will be required to maintain ownership of a designated amount of common shares of the Corporation. Set out in the paragraphs below is a summary of such policy.

The Chief Executive Officer of the Corporation is required to own that number of common shares that has a value that is equal to eight times his or her base salary. Senior executive officers of the Corporation are required to own that number of common shares that has a value that is equal to three times their respective base salaries. All other executive officers of the Corporation are required to own that number of common shares that has a value that is equal to their respective base salaries. Directors of the Corporation are required to own that number of common shares that has a value that is equal to the aggregate of five times the total of the annual base retainer fees paid to such directors plus the meeting fees paid to such directors for the four regular quarterly meetings of the Board of Directors.

Directors and officers of the Corporation have four years from January 2004 to attain the foregoing common share ownership levels. Until such stock ownership levels have been achieved, a specific officer or director must maintain 75% of all common shares that they have received through the exercise of any options that had been granted to them by the Corporation and they must thereafter maintain 25% of all common shares that they have received through the exercise of any options. Failure to attain the required ownership levels within the prescribed time period will call for the holding of one-half of future incentive payments (or director’s fees) to be made to such individual until the required ownership level is obtained. Directors and officers may apply to the Corporation’s Compensation Committee in order to obtain a waiver from the application of all or a portion of the foregoing policy. The Compensation Committee may recommend that the Board of Directors grant a waiver to a particular director or officer on a case by case basis (the Compensation Committee will consider a specific individual’s estate planning needs, necessity to purchase a primary residence, education expenses, charitable contributions and/or other demonstrations of hardship (e.g. illness or divorce)).

Indebtedness of Directors and Officers

As listed in the table below, certain officers of the Corporation are currently indebted to the Corporation in respect of interest-free loans that are payable on demand by the Corporation. All such loans were entered into prior to the applicability to the Corporation of the relevant provisions of the Sarbanes-Oxley Act of 2002. As at May 5, 2006, the aggregate indebtedness of all directors, executive officers and senior officers to the Corporation entered into in connection with such loans was Cdn$606,634 and U.S.$393,628. The following table summarizes the largest amount of such loans outstanding during the year ended December 31, 2005 and the amount outstanding as at May 5, 2006. Upon his retirement, Mr. Yull has agreed to repay the amounts listed in the table below that are owned by him to the Corporation.

TABLE OF INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

Name and Principal Position	Involvement of the Corporation or its subsidiaries	Largest Amount Outstanding During FY-Ended Dec. 31, 2005 ($)	Amount Outstanding as at May 5, 2006 ($)
M.F. Yull(1) Chairman of the Board, Chief Executive Officer and a Director	The Corporation is the Lender	U.S.$216,398 Cdn$415,277	U.S.$216,398 Cdn$415,277

G.A. Yull President, Distribution Products	The Corporation is the Lender	U.S.$117,500	U.S.$107,500

A.M. Archibald Chief Financial Officer and Secretary	The Corporation is the Lender	Cdn$160,255	Cdn$160,255

D.R. Yull - Executive Vice President Strategic Planning and International Business	The Corporation is the Lender	U.S.$59,730	U.S.$59,730

H.D. McSween(2) President, Engineered Coated Products Division	The Corporation is the Lender	Cdn$31,102	Cdn$31,102

J. Jackson Vice President, Chief Information Officer	The Corporation is the Lender	U.S.$10,000	U.S.$10,000

2)

On May 1, 2006, the Company announced that Mr. Yull had advised the Corporation that he will retire as Chief Executive Officer and Chairman of the Board of the Corporation at the Meeting.

2)

H. Dale McSween will act as the Corporation's interim Chief Executive Officer due to the retirement of Mr. Yull.

Directors' and Officers' Insurance

The Corporation maintains directors' and officers' liability insurance covering liability, including defense costs, of directors and officers of the Corporation incurred as a result of acting as such directors or officers, provided they acted honestly and in good faith with a view to the best interests of the Corporation. The current limit of insurance is U.S.$25,000,000 and an annual premium of U.S.$350,000 was paid by the Corporation in the last completed financial year with respect to the period from December 2005 to December 2006. Claims payable to the Corporation are subject to a retention of up to U.S.$1,000,000 per occurrence.

Performance Graph

The following graphs illustrate changes over the past five year period in cumulative total shareholder return over the five-year period on the Corporation's common shares with the cumulative shareholder return on the S&P/TSX Composite Index, assuming reinvestment of all dividends.

[GRAPH]

Appointment and Remuneration of Auditors

Raymond Chabot Grant Thornton LLP, Chartered Accountants, who have been the auditors of the Corporation since December 22, 1989 and the auditors of the predecessor company since 1981, have been recommended by the Audit Committee and will be nominated for appointment as the Corporation's auditors to hold office until the next annual meeting of shareholders at such remuneration as may be fixed by the Board of Directors. A majority of the votes of the shareholders present or represented by proxy at the Meeting is required for the approval of such matter. Representatives of Raymond Chabot Grant Thornton LLP will be present at the Meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Amendments to the Corporation’s Shareholder Protection Rights Plan Agreement

At the Meeting, the shareholders will be asked to consider and, if deemed advisable, to approve, ratify and confirm amendments to the Corporation's Shareholder Protection Rights Plan Agreement (the "Rights Plan"), the terms and conditions of which are set forth in the draft amended Shareholder Protection Rights Plan Agreement (the "2006 Rights Agreement") to be entered into by and between the Corporation and CIBC Mellon Trust Company.  If approved by the shareholders, the 2006 Rights Agreement will be submitted for approval by the Board of Directors immediately after the Meeting.

The Rights Plan was originally approved by the shareholders at the annual and special meeting of shareholders of the Corporation held on August 24, 1993.  At the annual and special meeting of shareholders held on May 21, 1998, the shareholders of the Corporation approved the extension of the term of the Rights Plan and, at the annual and special meeting of shareholders held on June 11, 2003, the shareholders of the Corporation approved the extension, as well as a restatement to the terms of, the Rights Plan. The common share purchase rights (the "Rights") distributed pursuant to the Rights Plan now expire on June 15, 2006. If the proposed amendments to the Rights Plan are approved by the shareholders, as such amendments are set forth in the 2006 Rights Agreement, the Rights will expire on the date immediately following the date of the Corporation’s annual meeting of shareholders to be held in 2009. The extension of the term of the Rights to the date immediately following the date of the Corporation’s annual meeting of shareholders to be held in 2009 is the sole substantive amendment that is currently proposed to be made to the Rights Plan. Other slight amendments to the Rights Plan are being made at the request of CIBC Mellon Trust Company but these amendments do not affect the substance of the Rights Plan.

General Function of the 2006 Rights Agreement

The 2006 Rights Agreement relies on the mechanism of the permitted bid to ensure that a person seeking control of the Corporation gives shareholders and the Board of Directors sufficient time to evaluate the bid.  The permitted bid is also designed to alleviate the coercive potential of a bid.  Permitted bids are common features in almost all Canadian and many United States shareholder rights plans, their purpose being to allow a potential bidder to avoid the dilutive features of a rights plan by making a bid in conformity with the conditions specified in the permitted bid provisions.  In Canada, permitted bids are typically those made in accordance with corporate and securities laws and additional conditions tailored to the individual circumstances of the company.  A summary of the permitted bid mechanism in the 2006 Rights Agreement, as well as a summary of the principal terms contained therein are attached to this Circular as Exhibit "A". Further, a copy of the full text of the proposed 2006 Rights Agreement, blacklined to show the changes proposed to be made since the last amended and restated Rights Plan was adopted in 2003, is attached to this Circular as Exhibit "B".

Background and Objective

In considering whether to extend the term and to amend the Rights Plan, the Board of Directors considered the following concerns inherent in the existing legislative framework governing take-over bids in Canada:

(a)

Time.

A particular concern that arises in the context of a take-over bid is the widely held view that applicable securities legislation does not allow sufficient time for directors and shareholders to evaluate a take-over bid and to consider, develop or pursue other alternatives which could maximize shareholder value. Current Canadian legislation permits a take-over bid to expire in 35 days after the date of announcement of the bid which, in the view of Board of Directors (and other boards of directors) may not be sufficient to permit shareholders to properly consider the take-over bid in a reasoned manner. In order to counter this concern, the 2006 Rights Agreement provides a mechanism whereby the minimum expiry period for a take-over bid must be 60 days after the date of the bid. By extending the period in which a take-over bid will remain open, the Board of Directors is of the view that (i) shareholders will have a more adequate time-frame to evaluate the bid, and (ii) their will be greater opportunities for the Corporation to pursue alternatives to the take-over bid, such as identifying other potential bidders or conducting an orderly auction process.

(b)

Pressure to Tender.  A shareholder may feel compelled to tender to a bid which the shareholder considers to be inadequate out of a concern that failing to tender may result in the shareholder being left with illiquid or minority discounted shares in the Corporation. This is particularly so in the case of a partial bid for less than all shares of a class, where the bidder wishes to obtain a control position but does not wish to acquire all of the common shares of the Corporation. The permitted bid concept in the Corporation’s Rights Plan is intended to ensure that a shareholder can wait and tender after a public announcement has been made that more than 50% of the common shares have been tendered. The Corporation’s Rights Plan requires that a bid remain open for acceptance for a further ten days following the public announcement that more than 50% of the common shares have been deposited under the bid. This provision should lessen the undue pressure to tender typically encountered by a shareholder of a corporation that is the subject of a take-over bid.

(c)

Unequal Treatment.  Another concern that arises in the context of potential take-overs is the possibility that, in certain instances,  control of a corporation may be acquired pursuant to a private agreement in which a small group of shareholders dispose of shares at a premium to market price which premium is not shared with other shareholders. In such a context not all shareholders receive equal treatment. Additionally, it may also be possible for a person to slowly accumulate shares through stock exchange acquisitions, which may result, over time, in an acquisition of control without payment of fair value for control or a fair sharing of a control premium among all shareholders. The Corporation’s Rights Plan addresses these concerns as the Rights are triggered upon an acquisition of greater than 20% of the common shares of the Corporation.

In light of the above and in recognition of the fact that the Corporation remains a widely-held corporation with no controlling shareholder, the Board of Directors is proposing the extension of the term of the Rights Plan. The Board of Directors determined that it is in the best interests of the Corporation to extend the term of the Rights under the Rights Plan to help ensure that any acquisition of control of the Corporation takes place in an open and fair manner for the shareholders.  The Board of Directors believes that the Rights Plan will assist in achieving this objective. The Rights Plan encourages a potential bidder to negotiate with the Board of Directors, which empirical studies indicate, generally results in a higher price being paid to obtain control of a corporation. There are many Canadian and U.S. corporations which have adopted rights plans.

The Rights Plan is designed to not interfere with the day-to-day operations of the Corporation and the existence of the Rights does not in any way alter the financial condition of the Corporation, impede its business plans, affect the indebtedness of the Corporation, impose any additional burdens on the Corporation, alter the Corporation's balance sheet or income statement, involve a sale, exchange or purchase of significant assets or incur a loss of earning power for the Corporation. In addition, the existence of the Rights does not restrict the ability of shareholders to trade their common shares.

While the Board of Directors believes that the Rights Plan offers the aforementioned protections, it is not intended to prevent a take-over bid or to deter fair offers for the common shares of the Corporation.  Rather, it is designed to encourage anyone seeking to acquire control of the Corporation to make an offer that treats all shareholders fairly and equally, that gives shareholders and the Corporation sufficient time to explore possible alternatives that may then present themselves and that recognizes the long term value of the common shares.

The Corporation’s Rights Plan focuses only on take-over bids where, in the opinion of the Board of Directors, it is prudent that shareholders be afforded protection in addition to that granted by applicable legislation.  It does not apply to amalgamations, asset sales or similar transactions where shareholders already enjoy statutory safeguards, such as the right to vote on the approval of such transactions.  The Board of Directors reviewed whether the Rights Plan might deter attempts to acquire control of the Corporation on terms not approved by the Board of Directors and make it less likely that shareholders would be given an opportunity to sell their common shares at a premium over the market price.  The Board of Directors believes that the Rights Plan minimizes these concerns and that the protection which the Rights Plan affords shareholders overrides any concerns of this nature.

The Board of Directors is of the view that the 2006 Rights Agreement is consistent with rights plans that have been adopted by major Canadian corporations in the past few years and is in line with the guidelines and views that have been set out by institutional investors and other market participants.

The extension of the term of the Rights to the date immediately following the date of the Corporation’s annual meeting of shareholders to be held in 2009 is the sole substantive amendment that is currently proposed to be made to the Rights Plan. Other slight amendments to the Rights Plan are being made at the request of CIBC Mellon Trust Company but these amendments do not affect the substance of the Rights Plan.

The Rights Plan and the proposed amendment to the Rights Plan does not in any way detract from or lessen the duty of the Board of Directors to act honestly and in good faith with a view to the best interests of the Corporation and to consider a take-over bid in accordance with such duty.  The Board of Directors has no intention to secure the continuance of existing directors in office or to avoid an acquisition of control of the Corporation which is in the best interests of the Corporation and its shareholders. Pursuant to the role of the Board of Directors to negotiate in the best interests of the Corporation and to ensure the opportunity for any prospective acquiror to negotiate in good faith with the Board of Directors, the Rights may be redeemed by the Board of Directors prior to the occurrence of any transaction in or pursuant to which 20% or more of the outstanding common shares have been accumulated by an acquiror or group. In addition, the Board of Directors may until the occurrence of such event determine to waive the application of the provisions of the Rights Plan to any transaction that would otherwise be subject to those provisions. The proxy mechanism of the Canada Business Corporations Act (the "CBCA") is not affected by the 2006 Rights Agreement, and a shareholder may use his statutory rights to promote a change in the management or direction of the Corporation, including the right of shareholders holding not less than 5% of the outstanding common shares to requisition the Board of Directors to call a meeting of shareholders.

The Corporation did not adopt the Rights Plan and is not proposing the amendments to the Rights Plan in response to or in anticipation of any pending or threatened take-over bid, or to deter take-over bids generally. As of the date of this Circular, the Board of Directors is not aware of any third party considering or preparing any proposal to acquire control of the Corporation.

Amendment of the Rights Plan

In order for the term of the Rights Plan to be extended to the date of the Corporation’s annual meeting of shareholders to be held in 2009, the affirmative vote of a majority of the votes cast in respect of the resolution to approve, confirm and ratify the 2006 Rights Agreement, a copy of the full text of which resolution is attached to this Circular as Exhibit "C", by the holders of common shares, as a single class, present in person or by proxy at the Meeting will be required. The Rights Plan will become void and of no further force or effect on its current termination date if this resolution is not approved at the Meeting.  The Corporation has not determined what further action, if any, it would take in the event that the resolution is not approved at the Meeting.

The Board of Directors recommends that the shareholders vote in favour of the resolution that will approve the proposed amendments to the Rights Plan. Unless instructions are given to vote against the confirmation of such resolution, the persons whose names appear on the enclosed proxy will vote in favour of the aforementioned resolution.

Amendments to the Corporation’s Articles of Amalgamation

Section 106(8) of the CBCA sets out that the directors of a corporation, if the articles of the corporation so provide, may appoint one or more additional directors to hold office for a term expiring not later than the close of the next annual meeting of the corporation’s shareholders, so long as the total number of directors so appointed does not exceed one third of the number of directors elected at the previous annual meeting of the corporation’s shareholders.

The current articles of amalgamation of the Corporation do not provide that the directors of the Corporation may appoint one or more additional directors in this manner.

As Melbourne F. Yull and Jorge N. Quintas will not be standing for re-election at the Meeting, if the proposed directors are elected at the Meeting, the Corporation’s Board will consist of seven directors. The directors are of the view that it would be in the best interests of the Corporation for the directors to have the flexibility to be able to appoint additional directors to the Board for a term expiring not later than the close of the then next annual meeting of the Corporation’s shareholders. Accordingly, at the Meeting, the shareholders of the Corporation will be asked to consider and, if deemed advisable, to approve, ratify and confirm an amendment to the Corporation's articles of amalgamation whereby the following provision would be added to the articles: "the directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders of the Corporation, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of the Corporation’s shareholders."

In order for the Corporation’s articles of amalgamation to be amended to add the aforementioned provision, the affirmative vote of a majority of the votes cast in respect of the resolution to approve, confirm and ratify such an amendment to the Corporation’s articles of amalgamation, by the holders of common shares, as a single class, present in person or by proxy at the Meeting will be required. The Board of Directors recommends that the shareholders vote in favour of the resolution that will approve the proposed amendment to the Corporation’s articles of amalgamation. Unless instructions are given to vote against the confirmation of such resolution, the persons whose names appear on the enclosed proxy will vote in favour of the aforementioned resolution.

Interest of Management and Others in Material Transactions

The management of the Corporation is unaware of any material interest of any director or officer of the Corporation, of any management nominee for election as a director of the Corporation or of any person who beneficially owns or exercises control or direction over shares carrying more than ten percent of the voting rights attached to all shares of the Corporation, or any associate or affiliate of any such person, in any transaction since the beginning of the last completed financial year of the Corporation or in any proposed transactions that has materially affected or will materially affect the Corporation or any of its affiliates.

Statement of Corporate Governance Practices of the Corporation

Over the past few years, regulators in both Canada and the United States have brought forth new requirements in terms of corporate governance and accountability in connection with public companies. Heightened expectations on the part of investors and the public in general encouraged governments and regulators in both countries to propose and adopt new rules in these sectors and to revise and amend those rules that were already in effect. For example, in Canada, National Instrument 58-101 – Disclosure of Corporate Governance Practices and National Instrument 58-201 – Corporate Governance Guidelines, both came into effect on June 30, 2005. The Corporation’s Nominating & Governance Committee has reviewed the governance practices of the Corporation and has concluded that, except as provided below, the Corporation complies with the requirements of National Instrument 58-101 – Disclosure of Corporate Governance Practices. During the course of the current year, the Corporation’s Nominating & Governance Committee intends to continue its assessment of the Corporation’s current governance practices with the goal of having the Corporation take such additional action as may be required so that it meets all the guidelines set out in National Instrument 58-101 – Disclosure of Corporate Governance Practices and National Instrument 58-201 – Corporate Governance Guidelines.

The following is a statement of the Corporation’s existing corporate governance practices with specific reference to the headings set out in Form 58-101F1 of National Instrument 58-101 – Disclosure of Corporate Governance Practices:

Board of Directors

As previously set out in this Circular, currently, the eight directors of the Corporation are Melbourne F. Yull, Michael L. Richards, Ben J. Davenport, Jr., L. Robbie Shaw, Gordon R. Cunningham, Thomas E. Costello, John E. Richardson and Jorge N. Quintas. All of the foregoing directors, with the exception of Mr. Yull and Mr. Quintas, are proposed to be re-elected at the Meeting, and all of them have served as directors in good standing of the Corporation since 1994, other than Gordon R. Cunningham who was elected in 1998, Thomas E. Costello who was elected in 2002, and John E. Richardson and Jorge N. Quintas who were both elected in 2005. H. Dale McSween, the Corporation's interim CEO and the President of its Engineered Coated Products Division, will stand for election as a director at the Meeting. The biographies of each nominee for election as a director at the Meeting is set out at page three and following of this Circular.

As the term "independent" is defined within National Instrument 58-101 – Disclosure of Corporate Governance Practice, Melbourne F. Yull, the Chairman of the Board, is not an independent director as he is the Chief Executive Officer of the Corporation, and Michael L. Richards is not an independent director given that he is a senior partner at Stikeman Elliott LLP, a law firm which provides legal services to the Corporation on a regular basis. Mr. Yull is not standing for re-election as a director at the Meeting. As concerns Mr. Richards, the Corporation is of the view that its relationship with Stikeman Elliott LLP does not interfere with the exercise of Mr. Richards’ independent judgment with respect to his role as a director of the Corporation. As an executive of the Corporation, H. Dale McSween will, if nominated to the Board, be a non-independent director. The other members of the Board of Directors are independent. Thomas E. Costello has been appointed as the Corporation’s lead director. The position descriptions of the Chairman of the Board of Directors and of the lead director of the Corporation are set forth respectively in Exhibit "D" and Exhibit "E" to this Circular.

A director’s participation is expected at all Board of Directors meetings and at all Committee meetings of which they are a member. Directors are asked to notify the Corporation in advance if they will be unable to attend a meeting and attendance at meetings is duly recorded. During the period from January 1, 2005 to December 31, 2005, the Board of Directors held fifteen meetings. The following table sets out the attendance record of each director for all Board of Directors meetings from January 1, 2005 until December 31, 2005.

Name of Director	Board Meetings
Melbourne F. Yull	15/15
Michael L. Richards	15/15
Ben J. Davenport, Jr.	14/15
L. Robbie Shaw	14/15
Gordon R. Cunningham	10/15
J. Spencer Lanthier	6/6 (did not stand for re-election as a director following the annual general meeting of shareholders of the Corporation held on May 25, 2005)
Thomas E. Costello	14/15
Jorge N. Quintas	2/9 (appointed as a director at the annual general meeting of shareholders of the Corporation held on May 25, 2005)
John E. Richardson	7/9 (appointed as a director at the annual general meeting of shareholders of the Corporation held on May 25, 2005)

Board Mandate

The mandate of the Board of Directors of the Corporation is to supervise the management of the business and affairs of the Corporation, including the development of major policies and strategies and the identification of the risks of the Corporation's business and the implementation of the appropriate systems to manage these risks. The Board of Directors of the Corporation has explicitly assumed responsibility for the stewardship of the Corporation and has adopted a formal mandate setting out its stewardship responsibilities. The mandate of the Board of Directors of the Corporation is set forth in Exhibit "F" to this Circular.

Position Descriptions

The position descriptions of the Chairman of the Board of Directors, the lead director of the Corporation and the CEO of the Corporation are set forth respectively in Exhibit "D", Exhibit "E" and Exhibit "G" to this Circular.

Orientation and Continuing Education

The Corporation’s Nominating & Governance Committee is responsible to orient new directors that are appointed to the Board with respect to the nature and operation of the Corporation’s business, as well as with respect to the role of the Board, its committees and each individual director. The Corporation’s Nominating & Governance Committee is also charged with overseeing the continuing education of the Corporation’s directors. Upon a director’s appointment to the Board, the director receives all of the various corporate governance documents that have been adopted by the Corporation. Additionally, the director partakes in various meetings with members of management of the Corporation, is given a tour of certain of the Corporation's operational facilities and is briefed on the strategic policies and strategic direction of the Corporation.

As concerns the level of education of the Board, the Corporation has relied on the fact that each director elected to the Board has had vast prior corporate experiences and that each director has the necessary expertise to serve as an effective director of the Corporation. While the Corporation has no formal process currently in place to provide for the continuing education of its directors, various members of senior management of the Corporation report to the Board on an informal and formal basis regularly in order to keep the directors up-to-date on various matters concerning the business and affairs of the Corporation.

Ethical Business Conduct

The Corporation's Code of Business Conduct and Ethics (the "Code") applies to each of the Corporation's directors, officers and employees. A copy of the Code is available on SEDAR at www.sedar.com. All directors, officers and employees of the Corporation are strongly encouraged to discuss all issues with appropriate personnel at the Corporation in cases where they suspect a potential breach of the Code may have occurred. Any waiver of a provision of the Code for executive officers or directors of the Corporation may only be made by the Board or a committee thereof and will be promptly disclosed as required by law or by the regulations of the NYSE or the TSX. To the knowledge of the directors and officers of the Corporation, there has not been any instance of departure from the Code within the preceding 12 months. Persons who violate the standards set out in the Code will be subject to disciplinary action.

Nomination of Directors

The Board and its Nominating & Governance Committee participate in discussions in order to identify skill sets and individuals that could add value to the Board. As part of its mandate, the Nominating & Governance Committee, from time to time, recommends individuals that can add value to the Board.

Compensation

The Compensation Committee administers the Corporation’s compensation program in accordance with the mandate set out in the Committee’s charter, which has been adopted by the Board of Directors. Part of the mandate is to evaluate and recommend to the Board compensation policies and programs for the Corporation’s directors, executive officers and senior management, including option grants under the Corporation’s Executive Stock Option Plan.

The Committee has the authority to retain compensation consultants to assist in the evaluation of director, chief executive officer or senior executive compensation. During 2005, upon the recommendation of the Committee, the Corporation retained Ernst & Young in order to consider whether a deferred compensation plan should be implemented for the Corporation's senior executives and directors. Additionally, Aon Consulting was retained by the Corporation in order to review the compensation package of the Corporation’s CEO, as well as to consider the development of an updated bonus plan for the Corporation’s executive officers.

Three primary components comprise the Corporation’s compensation program: basic salary, annual bonuses based on performance and long-term stock options. Each element of compensation fulfils a different role in the attraction, retention and motivation of qualified executives and employees with the expertise and skills required in the business of the Corporation, who can effectively contribute to the long-term success and objectives of the Corporation. The annual bonus program is both formula based, measured against pre-determined performance targets, and discretionary. Stock options are granted to executives and key employees periodically by the Board of Directors based on the recommendations of the Committee. The amount and terms of outstanding options are taken into account when determining whether and how many new options will be granted. The options vest at a rate of 25% per year, beginning, in the case of options granted to employees, on the first anniversary date of the grant and, in the case of options granted to non-management directors, on the date of the grant. The options have no resulting value if the stock market price of the Corporation’s shares does not appreciate.

The Committee annually reviews the compensation levels for the CEO and other executive officers and certain members of senior management. The Committee also reviews information it receives from the Corporation’s CEO as well as from external compensation consultants. It uses this information to determine and approve such changes to the general compensation levels that it considers appropriate. In addition, on the recommendation of the CEO, the Committee approves and recommends to the Board of Directors discretionary cash bonuses, annual bonuses and stock option awards for executive officers and senior management. In arriving at its decisions, the Committee reviews industry comparisons for similar sized companies and for other companies in the packaging materials sector.

The Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and recommends to the Board the CEO’s compensation level based on this evaluation. The Committee considers the Corporation’s performance and relative shareholder return and the awards given to the CEO in past years in determining the long-term component of his compensation. Based on these recommendations, the Board fixes the CEO’s compensation. The CEO does not participate in the Committee’s or the Board’s deliberations concerning his compensation. Directors who are not officers or employees of the Corporation receive both cash compensation and options based on the recommendations of the Committee following its review of compensation arrangements for directors of public companies with comparable market capitalization.

Board Committees

The Board of Directors has established three committees, the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee to facilitate the carrying out of its duties and responsibilities and to meet applicable statutory requirements. The following is a description of the Committees of the Board of Directors and their mandate:

Audit Committee

The Audit Committee is presently composed of four directors, being John E. Richardson, L. Robbie Shaw, Gordon R. Cunningham and Thomas E. Costello, all of whom are independent directors. The Audit Committee met seven times during the period from January 1, 2005 to December 31, 2005.

The basic mandate of the Audit Committee is to review the financial statements of the Corporation and to make recommendations to the Board of Directors in respect thereto. Further, the Committee reviews the nature and scope of the annual audit as proposed by the external auditors and management and, with the external auditors and management, the adequacy of the internal accounting control procedures and systems within the Corporation.

During 2002, the Audit Committee formalized its mandate into a written charter document. The charter sets out that, in addition to its basic mandate, the Audit Committee will, on a going-forward basis, have the sole authority to recommend to the Corporation’s shareholders the appointment or replacement of the Corporation’s external auditors and shall approve all audit engagement fees and terms and all significant non-audit engagements with the external auditors. Further, the Audit Committee will require that the Corporation’s external auditors provide a report at least annually regarding, inter alia, the auditors’ internal quality-control procedures and all relationships between the external auditors and the Corporation. While the Audit Committee may consult with management on these issues, it shall not delegate its overall responsibility. The charter also sets out that the Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants for additional advice as may be required.

For more information concerning the Corporation's Audit Committee, please refer to the heading "Item 17 – Audit Committee" in the Corporation's latest Annual Information Form dated March 31, 2006 which is available on the

System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and on EDGAR at www.sec.gov.

Compensation Committee

The Compensation Committee is presently composed of four directors, being Ben J. Davenport, Jr., Michael L. Richards, L. Robbie Shaw and Gordon R. Cunningham. Following the Meeting, Michael L. Richards will not be re-appointed to the Compensation Committee in as much as he is deemed to be a non-independent director. The Compensation Committee met 8 times during the period from January 1, 2005 to December 31, 2005. The mandate of the Compensation Committee is described above under the heading "Composition of the Compensation Committee and Report on Executive Compensation".

Nominating & Governance Committee

The Nominating & Governance Committee is composed of all of the members of the Board, a majority of whom are independent directors. The charter of the Nominating & Governance Committee sets out that the committee will, inter alia:

(i)

assess on an annual basis the effectiveness of the Board as a whole as well as periodically evaluate the contribution of individual members of the Board;

(ii)

review, on a periodic basis, the size and composition of the Board and ensure that an appropriate number of unrelated directors sit on the Board;

(iii)

identify individuals qualified to become members of the Board as may be required and recommend to the Board new nominees for appointment;

(iv)

provide appropriate orientation to any new members of the Board;

(v)

recommend to the Board corporate governance guidelines and ensure the sufficiency of such guidelines on a periodic basis; and

(vi)

review and advise the Board at least annually as to corporate governance issues.

Assessments

All directors are, from time to time, required to complete a director's questionnaire designed to assist the Board in assessing each director, the Board as a whole, and each Committee of the Board. The results of these assessments are discussed at a meeting of the Board.

Additional Information

Additional financial information is provided in the Corporation’s Consolidated Financial Statements and Management’s Discussion and Analysis for the fiscal year ended December 31, 2005. All of this information, as well as additional information relating to the Corporation is available on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and on EDGAR at www.sec.gov. Shareholders may also contact the Corporation to request copies of the Corporation’s Consolidated Financial Statements and Management’s Discussion and Analysis by contacting Investor Relations at 866-202-4713 or by e-mail to itp$info@itape.com.

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Approval of Directors

The contents and the sending of this Circular have been approved by the directors of the Corporation.

(SIGNED) ANDREW M. ARCHIBALD, C.A.

Chief Financial Officer and Secretary

Montreal, Québec – May 17, 2006

EXHIBIT "A"

SUMMARY OF THE PRINCIPAL TERMS OF THE 2006 RIGHTS AGREEMENT

This summary is qualified in its entirety by reference to the text of the 2006 Rights Agreement, a copy of which is attached to this Circular as Exhibit "B".  Capitalized terms used in this summary without express definition have the meanings ascribed thereto in the 2006 Rights Agreement.

Issue of Rights

The Corporation issued one right (a "Right") in respect of each common share outstanding at the close of business on September 1, 1993 (the "Record Time").  The Corporation will issue Rights on the same basis for each common share issued after the Record Time but prior to the earlier of the Separation Time and the Expiration Time (both defined below).

Rights Certificates and Transferability

Before the Separation Time, the Right will be evidenced by certificates for the common shares which are not transferable separate from the common shares.  From and after the Separation Time, the Rights will be evidenced by separate Rights Certificates which will be transferable separate from and independent of the common shares.

Exercise of Rights

Rights are not exercisable before the Separation Time.  After the Separation Time and before the Expiration Time, each Right entitles the holder to acquire one common share for the Exercise Price of $100 (subject to certain anti-dilution adjustments).  This Exercise Price is a price in excess of the estimated maximum value of the common shares during the term of the Rights Plan as determined by the Board of Directors.

Upon the occurrence of a Flip-In Event (defined below) prior to the Expiration Time (defined below), each Right (other than any Right held by an "Acquiring Person" (defined below), which will become null and void as a result of such Flip-In Event) may be exercised to purchase that number of common shares which have an aggregate Market Price equal to twice the Exercise Price of the Rights for a price equal to the Exercise Price.  Effectively, this means a shareholder of the Corporation (other than the Acquiring Person) can acquire additional common shares from treasury at half their Market Price.

Definition of "Acquiring Person"

Subject to certain exceptions, an Acquiring Person is a person who is the Beneficial Owner (defined below) of 20% or more of the outstanding common shares.

Definition of "Beneficial Ownership"

A person is a Beneficial Owner if such person or its affiliates or associates or any other person acting jointly or in concert:

(a)

owns the securities in law or equity; and

(b)

has the right to acquire (immediately or within 60 days) the securities upon the exercise of any convertible securities or pursuant to any agreement, arrangement or understanding.

However, a person is not a Beneficial Owner under the Rights Plan where:

(a)

the securities have been deposited or tendered pursuant to a take-over bid, unless those securities have been taken up or paid for;

(b)

by reason of the holders of such securities having agreed to deposit or tender such securities to a take-over bid pursuant to a Permitted Lock-Up Agreement;

(c)

such person (including a fund manager, trust company, pension fund administrator, trustee or non-discretionary client accounts of registered brokers or dealers) is engaged in the management of investment funds for others, as long as that person:

(i)

holds those common shares in the ordinary course of its business for the account of others;

(ii)

holds not more than 30% of the common shares; and

(iii)

is not making a take-over bid or acting jointly or in concert with a person who is making a take-over bid; or

(d)

such person is a registered holder of securities as a result of carrying on the business of or acting as a nominee of a securities depository.

Definition of "Separation Time"

Separation Time occurs on the tenth business day after the earlier of:

(a)

the first date of public announcement that a Flip-In Event has occurred;

(b)

the date of the commencement or announcement of the intent of a person to commence a take-over bid (other than a Permitted Bid or Competing Bid) or such later date as determined by the board; and

(c)

the date on which a Permitted Bid or Competing Bid ceases to qualify as such or such later date as determined by the board.

Definition of "Expiration Time"

Expiration Time occurs on the date being the earlier of:

(a)

the time at which the right to exercise Rights is terminated under the terms of the Rights Plan; and

(b)

the date immediately after the Corporation’s annual meeting of shareholders to be held in 2006.

Definition of a "Flip-In Event"

A Flip-In Event occurs when a person becomes an Acquiring Person.

Upon the occurrence of a Flip-In Event, any Rights that are beneficially owned by an Acquiring Person or any of its related parties to whom the Acquiring Person has transferred its Rights will become null and void as a result of which the Acquiring Person’s investment in the Corporation will be greatly diluted if a substantial portion of the Rights are exercised after a Flip-In Event occurs.

Definition of a "Permitted Bid"

A Permitted Bid is a take-over bid made by a person (the "Offeror") pursuant to a take-over bid circular that complies with the following conditions:

(a)

the bid is made to all registered holders of common shares (other than common shares held by the Offeror) on identical terms and conditions;

(b)

the Offeror agrees that no common shares will be taken up or paid for under the bid for 60 days following the commencement of the bid and that no common shares will be taken up or paid for unless more than 50% of the outstanding common shares held by shareholders other than the Offeror and certain related parties have been deposited pursuant to the bid and not withdrawn;

(c)

the Offeror agrees that the common shares may be deposited to and withdrawn from the take-over bid at any time before its expiry; and

(d)

if, on the date specified for take-up and payment, the condition in paragraph (b) above is satisfied, the bid shall remain open for an additional period of at least ten business days to permit the remaining shareholders to tender their common shares.

Definition of "Competing Bid"

A Competing Bid is a take-over bid that:

(a)

is made while another Permitted Bid is in existence; and

(b)

satisfies all the requirements of a Permitted Bid except that the common shares under a Competing Bid may be taken up on the later of 35 days after the Competing Bid was made and 60 days after the earliest date on which any other Permitted Bid or Competing Bid that was then in existence was made.

Definition of "Permitted Lock-Up Agreement"

A Permitted Lock-Up Agreement is an agreement between a person making a take-over bid and one or more shareholders (each, a "Locked-up Person") under which the Locked-up Persons agree to deposit or tender their common shares to such take-over bid and which provides:

(a)

(i) no limit on the right of the Locked-up Persons to withdraw its shares in order to deposit them to a Competing Bid (or terminate the agreement in order to support another transaction) where the price or value represented under the Competing Bid (or other transaction) exceeds the price or value represented under the original take-over bid; or (ii) limits such right to withdraw its shares in order to deposit them to a Competing Bid (or terminate the agreement in order to support another transaction) where the price or value represented under the Competing Bid (or other transaction) exceeds the price or value represented under the original take-over bid by as much as or more than an amount specified under the original take-over bid, and the specified amount is not more than 7% of the price or value represented under the original take-over bid, and the Competing Bid (or other transaction) is made for the same number of common shares as the original take-over bid; and

(b)

for no "break-up" fee or "top-up" fee in excess of the greater of:  (i) 2.5% of the price or value payable under the original take-over bid to Locked-up Persons; and (ii) 50% of the amount by which the price or value payable to Locked-up Persons under a Competing Bid (or other transaction) exceeds the price or value payable to Locked-up Persons under the original take-over bid, shall be payable by such Locked-up Persons in the event that the original take-over bid is not successfully completed or if any Locked-up Person fails to tender their common shares under the original take-over bid.

Redemption of Rights

The Rights may be redeemed by the board at its option with the prior approval of the shareholders at any time before a Flip-In Event occurs at a redemption price of $0.00001 per Right.  In addition, the Rights will be redeemed automatically in the event of a successful Permitted Bid, Competing Bid or a bid for which the board has waived the operation of the Rights Plan.

Waiver

Before a Flip-In Event occurs, the board may waive the application of the Flip-In provisions of the Rights Plan to any prospective Flip-In Event which would occur by reason of a take-over bid made by a take-over bid circular to all registered holders of common shares.  However, if the board waives the Rights Plan with respect to a particular bid, it will be deemed to have waived the Rights Plan with respect to any other take-over bid made by take-over bid circular to all registered holders of common shares before the expiry of that first bid.  Other waivers of the "Flip-In" provisions of the Rights Plan will require prior approval of the shareholders of the Corporation.

The board may also waive the "Flip-In" provisions of the Rights Plan in respect of any Flip-In Event provided that the board has determined that the Acquiring Person became an Acquiring Person through inadvertence and has reduced its ownership to such a level that it is no longer an Acquiring Person.

Term of the Rights Plan

Unless otherwise terminated, the Rights Plan will expire on the date immediately after the Corporation’s annual meeting of shareholders to be held in 2009.

Amending Power

Except for minor amendments to correct typographical errors and amendments to maintain the validity of the Rights Plan as a result of a change of law, shareholder or rights holder approval is required for amendments to the Rights Plan.

Rights Agent

CIBC Mellon Trust Company.

Rightsholder not a Shareholder

Until a Right is exercised, the holders thereof as such, will have no rights as a shareholder of the Corporation.

EXHIBIT "B"

BLACKLINED RIGHTS AGREEMENT HIGHLIGHTING PROPOSED AMENDMENTS

(please refer to the following pages)

EXHIBIT "C"

RESOLUTION OF THE SHAREHOLDERS OF INTERTAPE POLYMER GROUP INC.

BE IT RESOLVED:

THAT the amended Shareholder Protection Rights Plan Agreement between the Corporation and CIBC Mellon Trust Company (a blacklined copy of which (i) is attached as Exhibit "B" to this Circular, and (ii) has been tabled at the Meeting by the Secretary of the Corporation), be and is hereby approved, ratified and confirmed.

THAT any director or officer of the Corporation be and is hereby authorized for and on behalf of and in the name of the Corporation, to do all things and to execute and deliver all such documents and instruments as may be necessary or desirable to carry out the foregoing.

EXHIBIT "D"

POSITION DESCRIPTION OF THE
CHAIRMAN OF THE BOARD OF DIRECTORS OF THE CORPORATION

(please refer to the following pages)

EXHIBIT "E"

POSITION DESCRIPTION OF THE
LEAD DIRECTOR OF THE CORPORATION

(please refer to the following pages)

EXHIBIT "F"

MANDATE OF THE BOARD OF DIRECTORS OF THE CORPORATION

(please refer to the following pages)

EXHIBIT "G"

POSITION DESCIRPTION OF THE CEO OF THE CORPORATION

(please refer to the following pages)